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                                                                    EXHIBIT 10.3


                         SUBLEASE TERMINATION AGREEMENT


       This Sublease Termination Agreement (the "AGREEMENT") is made this 21st day of May, 2004, by and between Elixir Pharmaceuticals, Inc., successor-in-interest to Centagenetix, Inc. by merger ("SUBLESSOR"), and Critical Therapeutics, Inc. ("SUBLESSEE").

                                    RECITALS

       A. Sublessor is the Tenant under a lease dated January 16, 2002, by and between Centagenetix, Inc. and Massachusetts Institute of Technology ("LANDLORD"), as landlord (said Lease, as so amended, being hereinafter referred to as the "LEASE"), with respect to premises (the "PREMISES") consisting of approximately 19,711 rentable square feet on the first and second floors of the building (the "BUILDING") located at 12 Emily Street, Cambridge, Massachusetts, as more particularly described in the Lease.

       B. Pursuant to a sublease dated as of December 16, 2002 (the "SUBLEASE"), Sublessee subleases a portion of the Premises from Sublessor containing approximately 4,500 rentable square feet (the "SUBLET PREMISES") in the Building, of which approximately 1,500 square feet is shared by Sublessor and Sublessee.

       C. Sublessor and Sublessee desire to terminate the Sublease prior to the normal expiration date of the term thereof and in accordance with Section 16 of the Sublease and the terms and conditions of this Agreement. All terms used herein and not defined herein shall have the meanings ascribed to them in the Sublease.


                                    AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing recitals and conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

       1. Termination Date. The Sublease shall terminate on May 31, 2004 (hereinafter referred to as the "TERMINATION DATE"), and, prior to such Termination Date, Sublessee shall vacate the Sublet Premises and remove its personal goods and effects therefrom and shall otherwise quit and surrender the Sublet Premises in a neat and clean condition and in good order, condition and repair in substantially the same condition as of January 1, 2004, reasonable wear and tear and damage thereto excepted, all as required by the Sublease. Notwithstanding the foregoing, Sublessee shall not remove any of the animal facility assets located at the Sublet Premises, including animal facility leasehold improvements, equipment, furniture or small tools and supplies, or any other fixtures, equipment or supplies used in housing, husbandry, cage washing and autoclaving for animals, as further described in the Animal Care Services Agreement between Sublessor and Sublessee dated May 15, 2003 (the "ANIMAL FACILITY ASSETS").

       Sublessee shall maintain all of the Animal Facility Assets in good working, operational order and shall maintain the animal facility operation at existing standards through the day following the Termination Date when all Sublessee's right, title and interest in and to the


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Animal Facility Assets shall vest in Sublessor. Sublessee acknowledges that
Sublessor may continue usage of the Animal Facility Assets thereafter.

       2. Termination Consideration. In addition to paying all monthly Basic Rent and Additional Rent and any other amounts due under the Sublease through the Termination Date, in consideration of Sublessor's agreement to terminate the Sublease as provided in Section 1 above, Sublessee hereby agrees that:

              (i) Sublessor shall retain the security deposit of Sixty Thousand Dollars ($60,000) under the Sublease;

              (ii) Sublessee shall transfer legal ownership and title, free and clear of all liens and encumbrances, of the Animal Facility Assets to Sublessor effective as of June 1, 2004, pursuant to a bill of sale of even date herewith (the "BILL OF SALE"); and

              (iii) Sublessee shall remain liable for all of its obligations and liabilities under the Sublease, including any environmental responsibilities, to the extent such obligations and liabilities relate to events or occurrences on or prior to the Termination Date, except for Basic Rent and Additional Rent obligations ((i), (ii) and (iii) collectively, the "TERMINATION CONSIDERATION").

       Sublessee hereby acknowledges that all monies and transfers of title required as consideration under this Section are fully earned by Sublessor on the Termination Date and constitute consideration for Sublessor's agreement to terminate this Sublease under the terms of this Agreement. Sublessor hereby acknowledges that Sublessee has paid all Basic Rent and Additional Rent due through the Termination Date.

       3. Indemnification by Sublessor. Sublessor shall indemnify, defend and hold harmless the Sublessee and its affiliates, and any of their respective directors, officers, employees, subcontractors and agents from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees) arising out of or in connection with any property damage or personal injury (including without limitation death) of third parties solely to the extent such property damages or personal injuries of third parties occur after the Termination Date.

       4. Mutual Release. Except as to such rights or claims as may be created or otherwise preserved by this Agreement, including those preserved under Paragraph 2(iii) of this Agreement, and except for indemnifications by Sublessee and Sublessor set forth in the Sublease through the Termination Date, Sublessor and Sublessee hereby each release, remise and further discharge the other from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and all claims and liabilities arising out of, connected with or incidental to the Sublease or the Sublet Premises to the extent the same relate to events or occurrences prior to the Termination Date.



                                       2
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       5.     Conditions to Effectiveness. This Agreement is expressly subject to the occurrence of and/or strict compliance by Sublessee and Sublessor of the following conditions precedent:

              (i)    The execution by Sublessee and Sublessor of the Agreement;

              (ii) The payment by Sublessee to Sublessor of all monthly Basic Rent, Additional Rent and any other amounts due under the Sublease through the Termination Date;

              (iii) The payment by or surrender of security deposit funds and transfer of title of the Animal Facility Assets pursuant to the Bill of Sale from Sublessee to Sublessor, free and clear of all liens and encumbrances; and

              (iv) The surrender of the Sublet Premises by Sublessee as required by Paragraph 1 hereof.

              In the event that all of the foregoing have not occurred by June 1, 2004, this Agreement shall be null and void and of no force and effect, the Sublease shall continue in full force, and Sublessee shall not be released from any of its obligations under the Sublease and Sublessor shall provide animal services using the Animal Facility Assets to Sublessee on an as needed basis under reversed terms provided in the Animal Care Services Agreement dated May 15, 2003.

       6. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Sublessor and Sublessee, with its respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders.

       7. Attorneys' Fees. If either party commences litigation against the other concerning any provision of this Agreement, the rights or duties of any person in relation thereto, or otherwise for enforcement of any remedy hereunder, the parties hereto agree to, and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, as well as reasonable attorneys' fees and costs incurred in enforcing any judgment against the non-prevailing party.

       8. Governing Law. This Agreement shall be governed and construed under the laws of the Commonwealth of Massachusetts.

       9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

       10. Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.





                                       3
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       11.    Further Assurances. Sublessor and Sublessee hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

       12. Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and they have freely and voluntarily entered into this Agreement.

       13. No Waiver. The waiver, either expressed or implied, by any party hereto of any term and condition of this Agreement shall not constitute a relinquishment by said party of its right to enforce the term or condition at any later date, unless this Agreement is amended in writing to so provide for an unconditional waiver.

       14. Interpretation. None of the parties hereto, nor their respective counsel, shall be deemed to be the drafter of this Agreement for the purposes of construing the provisions hereof. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, not strictly for or against any of the parties hereto.

       15. Integration Clause/Modification. This Agreement, the Bill of Sale and the surviving sections of the Sublease, as identified by Paragraphs 2 and 3 of this Agreement, constitute the entire agreement between the parties for the subject matter contained herein and supersedes any and all prior agreements, whether oral or written, related to such subject matter. This Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by all of the parties affected by such modification or by their authorized representatives. Any modification or waiver of any one provision shall not constitute waiver or modification of any other provision not expressly waived or modified.



                           [SIGNATURE PAGE TO FOLLOW]




                                       4
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       IN WITNESS WHEREOF, Sublessor and Sublessee have set their hands and seals to this Sublease Termination Agreement as of the date first written above.



SUBLESSOR:                                      SUBLESSEE:

ELIXIR PHARMACEUTICALS, INC.                    CRITICAL THERAPEUTICS, INC.


By: /s/ Alan Watson                             By: /s/ Trevor Phillips
    ----------------------------                    ---------------------------
    Name: Alan Watson                               Name: Trevor Phillips
    Title: CBO                                      Title: COO

                              WARRANTY BILL OF SALE

       KNOW ALL YE BY THESE PRESENTS, that the undersigned, CRITICAL THERAPEUTICS, INC. having a mailing address of 60 Westview Street, Lexington, Massachusetts 02421 (the "SELLER") for and in consideration of execution of, and the consideration referenced in that certain Sublease Termination Agreement of even date herewith by and between Seller and Buyer (the "SUBLEASE TERMINATION AGREEMENT"), paid to it upon the execution and delivery of this Warranty Bill of Sale by ELIXIR PHARMACEUTICALS, INC. having a mailing address of One Kendall Square, Building 1000, Fifth Floor, Cambridge, MA 02139 (the "BUYER"), the receipt whereof is hereby acknowledged and for other good and valuable consideration, hereby grants, bargains, sells and delivers to the Buyer, effective June 1, 2004 (the "Effective Date"), all of Seller's right, title and interest in and to those certain goods and chattels of the Seller described as Animal Facility Assets, as defined in the Sublease Termination Agreement, and located at 12 Emily Street, Cambridge, Massachusetts (the "Facility") and more specifically described in Schedule A attached hereto (the "PERSONAL PROPERTY"), to have and to hold the Personal Property unto Buyer, its successors and assigns, forever.

       The Seller warrants that, as of the date hereof and through the time of transfer on the Effective Date, it is the sole and lawful owner of the Personal Property; that the Personal Property is free from all liens and encumbrances; and that it has good right to sell the same as aforesaid.

       Seller further warrants to Buyer that it will fully defend, protect, indemnify and hold harmless the Buyer and its lawful successors and assigns from any adverse claim to the Personal Property.

       The Personal Property is otherwise sold in "as is" condition and where presently located and such Personal Property will be located in the Facility on the Effective Date.

       IN WITNESS WHEREOF, the undersigned has caused this Warranty Bill of Sale to be executed on this 21st day of May, 2004.



                                              CRITICAL THERAPEUTICS, INC.

                                              By: /s/ Trevor Phillips
                                                  ------------------------------
                                                  Trevor Phillips
                                                  Title: Chief Operating Officer


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                                                                      SCHEDULE A

8 Thoren racks
560 Mouse Cage Sets
280 Rat Cage Sets
5 Laminar Flow Hoods
3 VWR undercounter fridge/freezer
2 balances
4 steel tables
1 6ft carcass freezer
1 dump station
1 pass thru cage wash
1 autoclave
1 fluid solutions 140 gallon water purification system
1 TMS inverted microscope
1 inhalation anesthesia controller
1 Thermolyne Type 37900 culture incubator
8 plastic rolling carts
6 metal cages racks with covers
2 plastic lockers stacks (4 lockers per stack)
14 water bottle racks
2 cage wash racks
Many enrichment domes/bones

TISSUE CULTURE
1 TC hood
2 Heraeus incubators


Cabinets


All documentation and all manufacturer's or other warranties related to the foregoing.